UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2004

Date of Report (Date of earliest event reported)

Weida Communications, Inc.

(Exact name of registrant as specified in its charter)

New Jersey

(State or other jurisdiction of incorporation)

1-10366	22-2582847
(Commission file number)	(IRS employer identification number)

515 East Las Olas Boulevard, Suite 1350
Fort Lauderdale, FL 33301

(Address of principal executive offices)

(954) 527-7750

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (the “Annual Report”), in June 2004 we commenced a private placement to raise up to $25 million through the sale of up to 8,333,333 shares of our common stock, no par value per share (“Common Stock”), for a purchase price of $3.00 per share.  Each investor in this offering also received warrants to purchase that number of shares of Common Stock (“Warrants”) equal to one-half of the number of shares of Common Stock purchased by such investor in this offering.  The Warrants will be exercisable at any time during the period commencing on January 1, 2006 and ending at 5:00 p.m., New York City time, on June 30, 2009, at an exercise price of $2.75 per share.

Through December 31, 2004 we have sold and issued in this offering (inclusive of amounts sold (i) through September 17, 2004 as previously reported in our Annual Report and (ii) during the three months ended September 30, 2004 as previously reported in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004) 3,507,587 shares of Common Stock, which includes 409,467 shares of Common Stock issued to advisors, and 1,549,698 Warrants, for an aggregate of $9,294,382 in gross proceeds.  The Common Stock and Warrants were sold and issued under common individual purchase agreements and advisory agreements.

The Common Stock and Warrants were offered and sold solely to accredited investors pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. We have granted certain registration rights to investors in this offering for the resale of Common Stock purchased or issuable upon exercise of Warrants issued in this offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDA COMMUNICATIONS, INC.
(Registrant)

	By:	/s/ Joseph Zumwalt
Joseph Zumwalt
Senior Vice President and Chief Financial Officer

Dated: February 8, 2005